UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
December 5, 2005
Date of Report (Date of earliest event reported)

SPECTRUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28782	93-0979187
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

157 Technology Drive
Irvine, California		92618
(Address of principal executive offices)		(Zip Code)
(949) 788-6700
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement
SIGNATURES

Item 1.01 Entry Into Material Definitive Agreement
     On December 5, 2005, the Compensation Committee of the Board of Directors (“Compensation Committee”) of Spectrum Pharmaceuticals, Inc. (the “Company”) approved a series of restricted stock grants under the Company’s 2003 Amended and Restated Incentive Award Plan (the “Plan”), including grants of 5,000 shares of restricted stock to each non-employee director of the Company. In addition, the Compensation Committee approved grants under the Plan of 20,000 shares of restricted stock to Shyam Kumaria, Vice President Finance, and 30,000 shares of restricted stock to Luigi Lenaz, Chief Scientific Officer. No purchase price was payable for the shares of restricted stock approved. The shares of restricted stock will vest in four cumulative annual installments of 25% each on January 1, 2006, January 1, 2007, January 1, 2008 and January 1, 2009, subject to the grant recipient’s continued employment or service with the Company through the specified vesting date. Vesting is accelerated upon the happening of certain events, including upon a change in control of the Company in certain circumstances. Unvested shares of restricted stock are subject to forfeiture immediately upon the recipient’s termination of employment or service with the Company, provided that the Compensation Committee has the discretion to waive such forfeiture restrictions at any time. Additional terms of each grant are set forth in a Restricted Stock Agreement between the Company and the recipient. The Compensation Committee has the discretion to make future awards under the Plan (including additional restricted stock grants) and has the discretion to determine the terms and conditions of such grants consistent with the Plan, including the identity of grantees, the type of each award granted, the size of each award, the purchase price to be paid (if any) for shares of common stock subject to each award, the vesting schedule (if any) applicable to each award and the forfeiture restrictions (if any) applicable to each award.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 9, 2005

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Shyam Kumaria

Name:	Shyam Kumaria
Title:	V.P. Finance